Exhibit 99.1

Portland, Oregon

September 4, 2008

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2008

Cascade Corporation (NYSE: CAE) today reported its financial results for the second quarter ended July 31, 2008.

Overview

•                  Net sales of $150.1 million for the second quarter of fiscal 2009 were 5% higher than net sales of $143.2 million for the prior year second quarter.

•                  Net income of $10.5 million ($0.94 per diluted share) for the second quarter of fiscal 2009 was 31% lower than net income of $15.1 million ($1.21 per diluted share) for the second quarter of fiscal 2008.

Second Quarter Fiscal 2009 Summary

•                  Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2008	2007	% Change
Net sales	$150,103	$143,183	5%
Gross profit	42,701	45,286	(6)%
Gross profit %	28%	32%
SG&A	23,490	22,054	7%
Operating income	18,514	23,525	(21)%
Interest expense, net	950	697	36%
Other expense, net	506	224
Income before taxes	17,058	22,604	(25)%
Provision for income taxes	6,563	7,460	(12)%
Effective tax rate	38%	33%
Net income	$10,495	$15,144	(31)%
Diluted earnings per share	$0.94	$1.21	(22)%

•                  Consolidated net sales decreased 1% during the second quarter of fiscal 2009, excluding the impact of foreign currency changes.  This decrease was primarily the result of lower sales volumes in North America and Europe.  Details of the change in net sales compared to the prior year second quarter follow (in millions):

Net sales decline	$(1.3)	(1)%
Foreign currency changes	8.2	6%
Total	$6.9	5%

•                  The consolidated gross profit percentage decreased 4% due primarily to material price increases in all geographic segments and lower sales volumes.

•                  Selling and administrative expenses increased 1%, excluding foreign currency changes, due to costs to support our expanded Chinese operations and higher marketing costs in Europe.

•                  The effective tax rate increased to 38% for the second quarter of fiscal 2009 from 33% for fiscal 2008.  This increase was primarily related to an increase in valuation allowances for losses in Europe.

Market Conditions

•                  Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Second Quarter
North America	(13)%
Europe	14%
Asia Pacific	10%
China	19%

•                  The market in North America is expected to be down 10-15% compared to the prior year, which is consistent with the second quarter’s shipments.

•                  Europe’s shipment levels for the remainder of the year are expected to be similar or down slightly in comparison with the second quarter.

•                  We expect the growth rate in the Asia Pacific market will be consistent with the second quarter.

•                  The market in China is expected to grow at a rate similar to that experienced in the second quarter of fiscal 2009.

North America Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2008	2007	% Change
Net sales	$69,841	$74,569	(6)%
Transfers between areas	9,467	8,594	10%
Net sales and transfers	79,308	83,163	(5)%
Gross profit	24,542	29,041	(15)%
Gross profit %	31%	35%
SG&A	11,646	12,556	(7)%
Loss (gain) on disposition of assets, net	19	(1,120)
Amortization	587	639	(8)%
Operating income	$12,290	$16,966	(28)%

•                  Net sales decreased 7%, excluding the impact of currency changes, primarily due to the downturn in the construction market.  Details of the change in net sales over the prior year quarter follow (in millions):

Net sales decline	$(5.2)	(7)%
Foreign currency changes	0.5	1%
Total	$(4.7)	(6)%

•                  The gross profit percentage was 4% lower than the prior year second quarter due to higher material costs, lower sales volumes and changes in product mix.

•                  The decrease in selling and administrative costs was due to a reduction in personnel, consulting and other general costs.

•                  During the second quarter of fiscal 2008, we realized a $1.1 million pre-tax gain on the sale of land in Fairview, Oregon.

Europe Summary

•      Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2008	2007	% Change
Net sales	$48,424	$43,418	12%
Transfers between areas	443	373	19%
Net sales and transfers	48,867	43,791	12%
Gross profit	7,614	7,924	(4)%
Gross profit %	16%	18%
SG&A	7,994	6,428	24%
Gain on disposition of assets, net	(14)	—
Amortization	80	209	(62)%
Operating income (loss)	$(446)	$1,287	(135)%

•                  Net sales decreased 1% excluding the impact of currency changes.  Given the current industry statistics, we may have lost some market share in Europe.  Delivery delays also factored into our lower sales.  Details of the change in net sales over the prior year quarter follow (in millions):

Net sales decline	$(0.7)	(1)%
Foreign currency changes	5.7	13%
Total	$5.0	12%

•                  The gross profit percentage was 2% lower than the prior year second quarter.  The decrease is primarily due to material price increases, higher personnel costs and other general costs.

•                  Excluding the impact of currency changes, selling and administrative expenses increased 10% in Europe due to higher marketing and reorganization costs.

Asia Pacific Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2008	2007	% Change
Net sales	$18,860	$15,091	25%
Transfers between areas	63	28	125%
Net sales and transfers	18,923	15,119	25%
Gross profit	4,491	3,582	25%
Gross profit %	24%	24%
SG&A	2,459	2,100	17%
Gain on disposition of assets, net	(11)	(17)
Operating income	$2,043	$1,499	36%

•                  Net sales increase is primarily a result of strong lift truck markets in Australia and Japan and our initiative to produce a wider selection of products in China for sale in the region.  Details of the change in net sales over the prior year quarter follow (in millions):

Net sales growth	$2.7	18%
Foreign currency changes	1.0	7%
Total	$3.7	25%

•                  The gross profit percentage in Asia Pacific remained unchanged at 24%.  Although increasing material costs have impacted this region, we have been able to mitigate the increase with sourcing of product from within Asia Pacific and China.

•                  Selling and administrative costs increased 8% in the current year, excluding the impact of currency changes, due to higher personnel and selling expenses.

China Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2008	2007	% Change
Net Sales	$12,978	$10,105	28%
Transfers between areas	6,681	3,890	72%
Net sales and transfers	19,659	13,995	40%
Gross profit	6,054	4,739	28%
Gross profit %	31%	34%
SG&A	1,391	970	43%
Loss on disposition of assets, net	36	—
Amortization	—	(4)
Operating income	$4,627	$3,773	23%

•                  The net sales increase in China is due to a strong Chinese lift truck market and our expansion in China.  Details of the change in net sales over the prior year quarter follow (in millions):

Net sales growth	$1.9	18%
Foreign currency changes	1.0	10%
Total	$2.9	28%

•                  Gross margin percentages in China decreased to 31% from 34% in the prior year.  This decrease is primarily the result of material price increases, changes in product mix and higher intercompany transfers, which carry lower gross margins.  We are also continuing to see increased competition from Chinese companies.

•                  Selling and administrative costs increased 33%, excluding currency changes.  This increase is due to additional costs to support our expanded Chinese operations.

Other Matters:

•                  On September 3, 2008, our Board of Directors declared a quarterly dividend of $0.20 per share, payable on October 17, 2008 to shareholders of record as of October 2, 2008.

•                  During the first quarter of the prior year we settled an insurance litigation matter which resulted in a $16 million increase in operating income and a $10 million increase in net income ($0.80 per diluted share).

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, September 4, 2008 at 2:00 pm PDT.  Robert C. Warren, Jr., President and Chief Executive Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 366-3908, International callers can access the call by dialing (303) 262-2141.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11117819#, or internationally, by dialing (303) 590-3000 and entering passcode 11117819#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 31		July 31
	2008	2007	2008	2007
Net sales	$150,103	$143,183	$299,970	$278,683
Cost of goods sold	107,402	97,897	214,921	190,168
Gross profit	42,701	45,286	85,049	88,515

Selling and administrative expenses	23,490	22,054	47,296	43,186
Loss (gain) on disposition of assets, net	30	(1,137)	145	(1,172)
Amortization	667	844	1,342	1,642
Insurance litigation recovery, net	—	—	—	(15,977)

Operating income	18,514	23,525	36,266	60,836
Interest expense	1,110	922	2,241	1,917
Interest income	(160)	(225)	(267)	(382)
Other expense, net	506	224	627	302

Income before provision for income taxes	17,058	22,604	33,665	58,999
Provision for income taxes	6,563	7,460	12,312	20,059

Net income	$10,495	$15,144	$21,353	$38,940

Basic earnings per share	$0.97	$1.27	$1.98	$3.26
Diluted earnings per share	$0.94	$1.21	$1.92	$3.11

Basic weighted average shares outstanding	10,793	11,930	10,788	11,948
Diluted weighted average shares outstanding	11,109	12,479	11,109	12,513

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	July 31	January 31
	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$27,911	$21,223
Accounts receivable, less allowance for doubtful accounts of $1,474 and $1,623	97,651	93,117
Inventories	100,587	85,049
Deferred income taxes	5,882	6,213
Prepaid expenses and other	12,936	10,887
Total current assets	244,967	216,489
Property, plant and equipment, net	103,078	98,350
Goodwill	117,864	118,826
Deferred income taxes	4,904	5,948
Intangible assets, net	19,611	20,916
Other assets	1,981	1,971
Total assets	$492,405	$462,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,025	$2,484
Current portion of long-term debt	417	423
Accounts payable	36,458	32,727
Accrued payroll and payroll taxes	10,397	10,148
Other accrued expenses	15,482	18,736
Total current liabilities	64,779	64,518
Long-term debt, net of current portion	117,045	107,809
Accrued environmental expenses	3,831	4,314
Deferred income taxes	5,195	5,710
Employee benefit obligations	8,695	8,824
Other liabilities	4,234	3,300
Total liabilities	203,779	194,475

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,852 and 10,840 shares issued and outstanding	5,426	5,420
Additional paid-in capital	1,263	—
Retained earnings	244,166	226,932
Accumulated other comprehensive income	37,771	35,673
Total shareholders’ equity	288,626	268,025
Total liabilities and shareholders’ equity	$492,405	$462,500

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Six Months Ended
	July 31
	2008	2007
Cash flows from operating activities:
Net income	$21,353	$38,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,209	6,889
Amortization	1,342	1,642
Share-based compensation	2,122	1,928
Deferred income taxes	1,096	1,543
Loss (gain) on disposition of assets, net	145	(1,172)
Changes in operating assets and liabilities:
Accounts receivable	(2,924)	(13,035)
Inventories	(13,386)	(9,850)
Prepaid expenses and other	(1,168)	637
Accounts payable and accrued expenses	1,648	2,724
Income taxes payable and receivable	(673)	(751)
Other assets and liabilities	242	(1,349)
Net cash provided by operating activities	17,006	28,146

Cash flows from investing activities:
Capital expenditures	(10,039)	(9,106)
Proceeds from disposition of assets	388	2,497
Business acquisitions	—	(11,529)
Net cash used in investing activities	(9,651)	(18,138)

Cash flows from financing activities:
Cash dividends paid	(4,119)	(4,062)
Payments on long-term debt	(27,708)	(57,442)
Proceeds from long-term debt	37,000	59,500
Notes payable to banks, net	(451)	(3,400)
Common stock issued under share-based compensation plans	130	3,844
Common stock repurchased	(3,220)	(24,496)
Tax effect from share-based compensation awards	(73)	2,509
Net cash provided by (used in) financing activities	1,559	(23,547)

Effect of exchange rate changes	(2,226)	(553)

Change in cash and cash equivalents	6,688	(14,092)
Cash and cash equivalents at beginning of period	21,223	36,593
Cash and cash equivalents at end of period	$27,911	$22,501